EXHIBIT 10.22

CADWALADER	Cadwalader, Wickersham & Taft LLP

New York London Charlotte Washington Beijing

One World Financial Center, New York, NY 10281
Tel 212 504 6000 Fax 212 504 6666
www.cadwalader.com

June 11, 2008

VIA E-MAIL

Michael R. Stewart

Theresa H. Dykoschak

Faegre & Benson LLP

2200 Wells Fargo Center

90 South Seventh Street

Minneapolis, MN 55402

Michael Luskin

Gregory M. Gartland

Luskin, Stern & Eisler LLP

330 Madison Avenue

New York, New York 10017

Re:	In re Northwest Airlines Corporation. et al.
Case No. 05-17930

Dear Counselors:

As you are aware, this firm is counsel to Northwest Airlines Corporation (“NWA Corp.”), Northwest Airlines, Inc.  (“Northwest Airlines”) and certain of their affiliated entities, that were debtors and debtors in possession  (collectively, the “Reorganized Debtors”)1 in connection with their voluntary bankruptcy petitions for relief under chapter 11 of title 11 of the United States Code filed in the United States Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”). We are writing to you in your capacity as attorneys for Mickey P. Foret (“Mr. Foret”) and/or Aviation Consultants, LLC (“Aviation Consultants” and together with Mr. Foret and the Reorganized Debtors, the “Parties”).

[1]

In addition to NWA Corp. and Northwest Airlines, the Reorganized Debtors consist of: NWA Fuel Services Corporation, Northwest Aerospace Training Corp., MLT Inc., Compass Airlines, Inc. f/k/a Northwest Airlines Cargo, Inc., NWA Retail Sales Inc., Montana Enterprises, Inc., NW Red Baron LLC, Aircraft Foreign Sales, Inc., NWA Worldclub, Inc. and NWA Aircraft Finance, Inc. The preceding entities, together with Northwest Airlines Holdings Corporation and NWA Inc., were the debtors and debtors in possession (the “Debtors”) in these cases prior to May 31, 2007, the Effective Date of the Debtors’ Plan (as defined herein). On the Effective Date, Northwest Airlines Holdings Corporation merged into NWA Inc. and thereafter, NWA Inc. merged into Northwest Airlines and went out of existence.

Bruce R. Zirinsky Tel 212 504 6404 Fax 212 504 6666 bruce.zirinsky@cwt.com

CADWALADER

Michael R. Stewart

Michael Luskin

June 11, 2008

On September 13, 2006, the Bankruptcy Court entered the Order Pursuant to Sections 502, 363 and 105 of the Bankruptcy Code and Rules 3007, 9019 and 2002 of the Bankruptcy Rules Establishing Procedures for (I) Omnibus Objections to Proofs of Claim and (II) Compromising Disputed Proofs of Claim [Docket No. 3546] (the “Claims Resolution Order”), which permits the Debtors to settle disputed proofs of claim consistent with the terms thereof.

On August 16, 2006, Mr. Foret timely filed proof of claim number 10987 (“Claim 10987”) asserting an unsecured nonpriority claim against Northwest Airlines in the amount of $5,850,104.44 for amounts allegedly due and owing to Mr. Foret under that certain Management Compensation Agreement, dated October 23,2001, by and between the Debtors and Mr. Foret.

On August 16, 2006, Mr. Foret timely filed proofs of claim number 11309 (“Claim 11309”) and 11368 (“Claim 11368”) against NWA Corp. and Northwest Airlines, respectively, asserting unsecured nonpriority claims in unspecified amounts for indemnification payments with respect to that certain pre-petition litigation (Civil Action No. 05-2423) to which Mr. Foret is a named defendant.

On August 16, 2006, Aviation Consultants timely filed proof of claim number 10986 (“Claim 10986”, and together with Claim 10987, 11309 and 11368 the “Proofs of Claim”) asserting an unsecured nonpriority claim against Northwest Airlines in the total amount of $9,497,604.44 for amounts allegedly due and owing to Aviation Consultants by the Debtors under that certain Consulting Agreement, dated January 1, 2005, by and between the Debtors and Aviation Consultants, LLC (the “Consulting Agreement”).

This letter confirms the agreement between the Parties that pursuant to the Claims Resolution Order and as of April 16, 2008, in full and final resolution of the Proofs of Claim:

i)

Pass Travel. Mr. Foret and his spouse shall receive lifetime airline pass travel on Northwest Airlines and its eligible affiliates for their personal use at boarding priority F1-R. In accordance with Northwest Airlines’ pass travel policy, F1-R travel authority affords Mr. Foret and his spouse unlimited, First and/or World Business Class travel on Northwest Airlines and its eligible affiliates with the same reservation and boarding priority that he has today with his F-1 travel privileges. In

CADWALADER

Michael R. Stewart

Michael Luskin

June 11, 2008

addition, as long as Mr. Foret remains a member of the Northwest Airlines Board of Directors, he and his spouse shall be eligible to receive travel privileges consistent with those offered to all active Northwest board members to the extent that these travel privileges exceed F1-R or F-1 travel authority. Northwest Airlines agrees that it will be responsible for any personal income tax liability (including any penalties and interest) arising from such pass travel under this section (i).

ii)	Group Medical Coverage. Mr. Foret and his spouse shall be eligible for the remainder of their lives to participate in the medical and dental plans offered to active salaried employees of Northwest Airlines and shall have no contribution requirements to be eligible for such coverage. Northwest Airlines reserves the right to make changes in coverage offered under the medical or dental plans as necessary. Mr. Foret agrees that the coverage provided by Northwest Airlines shall be secondary to Medicare coverage once he becomes eligible for Medicare. In addition, the Northwest Airlines Group Medical coverage shall become secondary if Mr. Foret receives coverage through another employer.

Mr. Foret and his spouse shall also be entitled to coverage under the Medical Expense Reimbursement Plan (MERP) consistent with that currently offered to Mr. Foret and shall have no contribution requirements to be eligible for such coverage. As a non-qualified medical plan, reimbursements under the MERP are taxable to Mr. Foret. However, Northwest Airlines agrees that it will be responsible for any other personal income tax liability (including any penalties and interest) arising from such medical and dental coverage or reimbursement under this section (ii).

iii)	Consulting Agreement Breach Damages. Claim 10986 is fixed and allowed as a general unsecured claim against the estate of Northwest Airlines in the amount of $1,020,000, with prejudice to further amendment.

iv)	Indemnification Rights: Mr. Foret explicitly reserves all rights given to him in Section 8.9 of the Debtors First Amended Joint and Consolidated Plan of Reorganization Under Chapter 11 of the Bankruptcy Code.

v)	Expungement of Claim 11309, Claim 10987, and Claim 11368: Claim 11309, Claim 10987, and Claim 11368 are hereby deemed satisfied and expunged without the necessity for further action by any party.

CADWALADER

Michael R. Stewart

Michael Luskin

June 11, 2008

This letter agreement contains the entire agreement by and between the parties hereto, and all prior understandings or agreements, if any, are merged into this letter agreement.

Please execute where indicated below and return this correspondence to me via email at your earliest convenience. This letter agreement will become effective upon approval by the Bankruptcy Court.

Very truly yours,

/s/ Bruce R. Zirinsky
Bruce R. Zirinsky

STIPULATED AND AGREED:
Mickey P. Foret
Aviation Consultants, LLC

BY:	/s/ Michael R. Stewart
Michael R. Stewart
Theresa H. Dykoschak
Faegre & Benson LLP
2200 Wells Fargo Center
90 South Seventh Street
Minneapolis, MN 55402

Attorneys for Mickey P. Foret
Attorneys for Aviation Consultants, LLC

By:	/s/ Michael Luskin
Michael Luskin
Gregory M. Gartland
Luskin, Stern & Eisler LLP
330 Madison Avenue
New York, New York 10017

Attorneys for Mickey P. Foret